Exhibit 7
                        [Form of Support/
                        Voting Agreement]



                                    November 25, 1997



J.W. Childs Equity Partners, L.P.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President

UHS Acquisition Corp.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President


                  Re:   Support/Voting Agreement

 Gentlemen:

            The undersigned understands that J.W. Childs Equity Partners, L.P. ("Holdings"), UHS Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), and Universal Hospital Services, Inc., a Minnesota corporation ("UHS"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into UHS (the "Merger"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The undersigned is entering into this letter agreement at the request of Holdings and Merger Sub, as a condition to their willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

            Section 1. The undersigned confirms and agrees with you as follows:

            A. He is the beneficial or record owner of the number of shares of common stock, par value $.01 per share, of UHS ("UHS Common Stock") set forth opposite his name on Schedule I hereto (the "Shares"), free and clear of all liens, charges, encumbrances, adverse claims, voting agreements and commitments of every kind, except as disclosed on
Schedule I. Except as set forth on Schedule I and except for Options held by him as set forth in Schedule 2.2 to the Merger Agreement, neither he nor any company, trust or other entity controlled by him owns any additional shares of the capital stock of UHS or any interest therein or has any voting rights with respect to any additional shares of capital stock of UHS.

            B. He will not, and will not permit any company, trust or other entity controlled by him, to (i) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or options or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Merger, unless the proposed transferee and UHS enter into a letter agreement with Holdings and Merger Sub identical to this letter agreement concurrently with such proposed transfer, or (ii) take any action which would make any representation or warranty made by him in this Agreement untrue or incorrect.

            C. He will, and will cause any company, trust or other entity controlled by him to, cooperate fully with you in connection with the Merger Agreement and the transactions contemplated thereby. He will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving UHS, or acquisition of any capital stock or any material portion of the assets of UHS, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Holdings, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall restrict him from taking any action in his capacity as an officer or director of UHS that he is permitted to take in such capacity under the Merger Agreement.

            D. He will, and will cause any company, trust or other entity controlled by him to, vote all of the Shares beneficially owned or controlled by him at the record date for any meeting of shareholders of UHS at which the Merger, the Merger Agreement and/or the transactions contemplated thereby are considered, in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, and neither he nor any company, trust or other entity controlled by him will vote any of the Shares (or grant any proxy with respect to any of the Shares) in favor of any Competing Transaction at any meeting of the shareholders of UHS.

            E. He represents and warrants that he has all necessary power and authority to enter into this letter agreement and that this letter agreement is the legal, valid and binding agreement of him, and is enforceable against him in accordance with its terms.

            F. He agrees that he will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Holdings or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Shares as contemplated by
Section 1(D).

            Section 2. UHS agrees with and covenants to Holdings and Merger Sub that UHS shall not register the transfer of any of the undersigned's Shares without the prior written consent of Holdings.

            Section 3. UHS and the undersigned agree that damages are an inadequate remedy for the breach by it of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the terms of this letter agreement.

            Section 4. This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) termination of the Merger Agreement, or (ii) the Effective Time (as defined in the Merger Agreement).

            Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                    Very truly yours,


                                       *
                                     Name:

Acknowledged and agreed to as to Sections 2 and 3:

Universal Hospital Services, Inc.

By:
    Name:
    Title:

Confirmed on the date first above written:

J.W. Childs Equity Partners, L.P.

By:  J.W. Childs Advisors, L.P.,
      its general partner

By:  J.W. Childs Associates, L.P.,
      its general partner

By:  J.W. Childs Associates, Inc.,
      its general partner

By:
    Name:
    Title:

UHS Acquisition Corp.

By:
    Name:
    Title:

*   An agreement in this form was executed among Universal Hospital
    Services, Inc., J.W. Childs Equity Partners, L.P., UHS Acquisition Corp. and each of the following individuals: Paul W. Larsen, Thomas A. Minner, Michael W. Bohman and Duane R. Wenell.






                                SCHEDULE I


                                    Number of Shares Owned
Shareholder                         Beneficially or of Record


Thomas A. Minner                    295,551
Michael W. Bohman                   226,835
Paul W. Larsen                      171,223
Duane R. Wenell                     143,298